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Exhibit 99.1

EPIX Medical Contact Information
Peyton Marshall, Chief Financial Officer
Sydney Barrett, Investor Relations Manager
Phone (617) 250-6012
 www.epixmed.com

FOR IMMEDIATE RELEASE

March 7, 2003

EPIX Reports New Positive Phase III MS-325 Results at European Congress of Radiology
Second Pivotal Cardiovascular Trial Meets Primary Endpoints, Confirms Earlier Data

Cambridge, MA, March 7, 2003    Data from EPIX Medical's (Nasdaq: EPIX) second pivotal Phase III MS-325 clinical trial in patients with suspected vascular disease in the aortoiliac region were presented today at the 2003 European Congress of Radiology (ECR) Annual Scientific Session. The results of the trial demonstrate the potential clinical utility of MS-325-enhanced magnetic resonance angiography (MRA) images in detecting vascular disease.

The trial met all of its primary clinical endpoints (p<0.001), confirming results from a previous Phase III study and providing a strong foundation for the Company's planned NDA submission later in the year. MS-325 is the first blood pool contrast agent for vascular imaging with MR to reach Phase III testing, the final phase in clinical development prior to regulatory submission.

"As investigators, we had already experienced the high-resolution images provided by MS-325-enhanced MRA. These new clinical trial results continue to show the potential diagnostic utility of MS-325." said noted radiologist and MS-325 investigator Dr. Mathias Goyen of the MR Center at the University Hospital in Essen, Germany, who presented these preliminary data as part of a presentation entitled "Results of a Multi-Center Phase III Trial of Magnetic Resonance Angiography with MS-325, a Blood Pool Contrast Agent, for the Detection of Peripheral Vascular Disease in the Aortoiliac Region". Dr. Goyen further commented, "MS-325-enhanced MRA provides minimally-invasive vascular imaging that may ultimately give radiologists a replacement for many conventional X-ray angiograms and potentially better clinical information". Dr. Goyen also presented data from the first pivotal phase III study during his presentation.

About the MS-325 Trial

In this second Phase III study, 178 patients with suspected peripheral vascular disease received a 0.03 mmol/kg dose of MS-325. MS-325-enhanced MR angiograms, non-contrast MRAs, and X-ray angiograms were obtained for 175 evaluable patients. The primary clinical endpoint of this trial was improvement in accuracy of MS-325-enhanced MRA versus non-contrast MRA. Three radiologists, blinded to the acquisition method and patient history, analyzed each patient's MRA images to determine the presence or absence of clinically significant stenosis (>50% blockage) for both MS-325-enhanced MRA and non-contrast MRA. Two additional radiologists analyzed the X-ray angiograms to provide a basis of comparison of MRA results for accuracy against X-ray angiograms, which are the clinical standard of reference. Patients with uninterpretable X-ray angiograms were not included in this primary analysis. When the two X-ray readers' analyses resulted in a disagreement, a third radiologist provided a deciding opinion on the reading. The X-ray readers disagreed 11% of the time in the trial, requiring adjudication by the third radiologist to create a definitive X-ray standard for comparison.

The primary clinical endpoints of the trial were met. Using X-ray angiography as the clinical standard, the three individual MRA readers achieved an accuracy for MS-325-enhanced MRA of 88%, 83% and 80%, with a mean of 84%. The MRA readers achieved an accuracy for non-contrast MRA of 74%, 73% and 68%, with a mean of 72%. MS-325-enhanced MRA showed statistically significant improvement in accuracy of 13, 10 and 12 percentage points compared to non-contrast MRA for each of the three radiologist readers (p < 0.001).

All readers showed better sensitivity with MS-325-enhanced MRA than non-contrast MRA, with improvements of 22, 24 and 31 percentage points (p<0.001). Sensitivity of the blinded readers was 71%, 84% and 83% for MS-325-enhanced MRA, compared to 49%, 60% and 52%, respectively, for non-contrast MRA. All readers also showed increased specificity improvement of 12, 8 and 9 percentage points (p<0.001) with MS-325-enhanced MRA compared to non-contrast MRA. Specificity for the readers was 90%, 83% and 80% for MS-325-enhanced MRA, compared to 78%, 75% and 71%, respectively, for non-contrast MRA. The adverse events (AEs) possibly or probably related to MS-325 were for the most part mild and transient. The most frequent AEs were paresthesia (tingling) 4%, pruritus, (itching) 4%, and nausea 2%.

Several additional analyses of clinically important MS-325 features were conducted. MS-325 significantly increased the number of images that were clinically interpretable. Fewer than 1.7% of all vessels on MS-325-enhanced MR angiograms were uninterpretable, while 17% of the vessels on non-contrast MRA and approximately 2.8% of the vessels on X-ray angiograms were uninterpretable.

Additionally, the potential role for MS-325 in patient management (specifically whether or not surgical intervention was required) was also subjected to a blinded analysis. Two vascular surgeon blinded readers each identified a recommended next course of patient management from the X-ray angiograms, from the MS-325-enhanced MRAs and from the non-contrast MRAs. For vascular surgeons, the next course of patient management indicated by the MS-325-enhanced MRAs agreed with the treatment course indicated by the X-ray angiograms 74% of the time, while non-contrast MRA agreed with the X-ray angiogram next-course of patient management 63% of the time.

"We are very excited with the latest MS-325 results presented in this prestigious European radiology forum. These latest positive results further strengthen the New Drug Application that we plan to submit to the FDA later this year.They also provide a solid foundation for the European submission." said EPIX CEO Michael D. Webb. "We are confident that we are on the verge of providing a clincial tool which could have a significant impact in the diagnosis and management of cardiovascular disease. We believe that upon approval, MS-325 will enable the accurate identification of arterial blockages and abnormalities with a minimally-invasive method, providing physicians with extensive 3-D visualization of the vascular system using robust, easy-to-use MRI technology."

"MS-325 is on track to be the first vascular MRA product available to physicians and patients in the US," said cardiologist and MS-325 investigator Emile R. Mohler III, MD, Director of Vascular Medicine at the University of Pennsylvania Health System "This trial confirms the power of MS-325-enhanced MRA for detecting vascular disease. Cardiologists and vascular surgeons have long needed a minimally invasive diagnostic alternative, and MS-325 may help by providing a tool that is more powerful and less risky for both clinicans and patients."

About MS-325

An estimated 62 million people in the United States have some form of cardiovascular disease, and approximately 3.6 million peripheral angiograms are performed in the US annually in the cerebral, carotid, renal, and other peripheral arteries. It is currently estimated that approximately 25% of the 10 million Americans affected by peripheral vascular disease have been diagnosed. EPIX believes that there may be two to three million people who are unlikely to undergo an X-ray angiogram but who could benefit from a minimally-invasive MRA using MS-325. Because MS-325 is a blood pool contrast agent that binds to serum albumin, and brightens the blood for an extended period, it may allow clinicians to collect more meaningful data, and potentially diagnose disease earlier from a comprehensive set of high-resolution medical images.

These two Phase III trials provide a consistent demonstration of the potential efficacy of MS-325. In 44 clinical sites on 4 continents, using data for over 2,700 vessels, in 430 patients, six out of six blinded readers demonstrated clinically and statistically significant improvement in diagnostic efficacy with MS-325 compared to non-contrast MRA, with an overall accuracy, defined as agreement with the current clinical standard, X-ray angiography, of 86%. In the two studies analyzed to date, the X-ray readers disagreed more than 10% of the time

The Company's NDA submission will include results from four Phase III MS-325 clinical trials in patients with suspected vascular disease in the aortoiliac, pedal and renal arteries. After consultation with the FDA, the arteries in these widely varying areas were studied to support a broad indication for magnetic resonance angiography using MS-325 to detect vascular abnormalities such as stenosis and aneurysm. The results of the first two studies have been announced. Enrollment has been completed in the two remaining Phase III clinical trials for the detection of vascular disease in the pedal and renal arteries and the data are being read and analyzed The Company expects to release results of those studies in the summer of 2003.

Schering AG, Germany (FSE:SCH; NYSE:SHR) is EPIX' development partner for MS-325.

Conference Call and Web Cast

EPIX will host a conference call and live webcast of its conference call discussing these Phase III Trial results at 8:30 AM EST on Friday, March 7, 2003. Michael D. Webb, Chief Executive Officer, will host the call, joined by members of the EPIX management team, as well as noted vascular surgeon, Dr. Emile R. Mohler. Dial-in number for the conference call is 888-464-7607. Two hours after the call, an encore recording of the call will be available and can be accessed until March 17 at 800-642-1687. The call ID for the encore recording is 8474807. The press release and the webcast can be accessed by visiting the EPIX website at www.epixmed.com. Please connect to the EPIX website at least 10 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the live webcast. Two hours after the live webcast, an archived version of the call will be available on the EPIX website by clicking "Investor Relations".

About EPIX Medical

EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of disease using MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI. Schering AG is the exclusive worldwide sales and marketing partner for MS-325. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixmed.com.

Safe Harbor Statement

This news release contains forward-looking statements based on current expectations of the Company's management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our own products, competition and technological change. EPIX Medical expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in EPIX Medical's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

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  Exhibit 99.1